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                                                                   Exhibit 10.13







January 29, 2002



Leslie Young
109 Glasgow Lane
Noblesville, IN  46060

Dear Ms. Young:

I am pleased to confirm to you the opportunity to join APS Healthcare in the full-time professional position of President, Health Plan Division. Your salary will be $6,730.77 biweekly (if annualized, $175,000.00 per year). You will be eligible for a bonus up to 25% of your annualized salary. Your bonus will be based on satisfying the company's Annual Plan and approved by the Board of Directors. You will currently be eligible for company benefits in accordance with eligibility requirements. In addition, paid days leave (PDL) will accrue at the rate of twenty (20) days per year.

You will be granted 100,000 stock options in accordance to the plans rules and regulations upon approval from the Board of Directors to vest over five years. Please find enclosed the Non-Competition and Confidentiality Agreement necessary for your signature and return. Your start date will be no later than March 13, 2002. This offer of employment will expire close of business on Wednesday, January 30th.

In the event of termination without cause, you will be eligible for severance payments for a term of one (1) year in accordance to the enclosed
Non-Competition and Confidentiality Agreement.

A moving relocation allowance will be granted to you in the amount of $30,000. This amount will include but is not limited to the following: moving household property, costs associated with the sale of your current property, storage of household property, car moving expenses or any other reasonable costs associated with your relocation. The relocation allowance must be utilized within the first year of employment. In the event you voluntarily resign from your position with APS during your first year of employment, you will be responsible for repaying the relocation allowance paid to you. You will be responsible for all applicable tax requirements.

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January 29, 2002
Leslie Young
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You will also be provided with an interim housing allowance to cover interim housing expenses and travel costs for the period between March 13th and July 31, 2002. This amount will be paid upon submission of completed expense reports.

Employment is contingent on satisfying all employment requirements applicable to your position including but not limiting to the following: Employment Eligibility Verification (I-9), reference check, etc. Please note that your employment with APS Healthcare is subject to the terms and conditions outlined in the Application for Employment. Please complete the enclosed application and return.

Employment at APS Healthcare is "at-will" which means that either you or the Corporation may terminate the employment relationship at any time for any reason not prohibited by law.

We look forward to your acceptance of this offer. Please indicate your acceptance by signing and returning a copy of this letter. If you have any questions, please call me at (301) 571-0633 x3503. You may confidentially fax your acceptance letter to me at (301) 581-9419.

Sincerely,



Maureen Birnbaum
Director of Human Resources





ACCEPTED BY:



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Signature                                         Date